Exhibit 99.2

1 Fourth Quarter and Full Year 2018 Results Investor Conference Call March 1, 2019 Quaker Chemical Corporation

Risks and Uncertainties Statement Regulation G The attached charts include C ompany information that does not conform to generally accepted accounting principles ( “GAAP”). Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consis tent with similar measures provided by other companies. This data should be read in conjunction with the Company’s fourth quarter and full year earnings news release dated February 28, 2019, which has been furnished to the Securities and Exchange Commissi on (“SEC”) on Form 8-K and the Company’s Form 10-K for the year ended December 31, 2018, which has been filed with the SEC. Forward-Looking Statements This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production shu tdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us. Other factors beyond those discussed in this Report, including those related to the Combination, could also adversely affect us including, but not limited to: the risk that a required regulatory approval will not be obtained or is subject to conditions that are not anticipated or acceptable to us; the potential that regulatory authorities may require that we make divestitures in connection with the Combination of a greater amount than we anticipated, which would result in a smaller than anticipated combined business; the risk that a closing condition to the Combination may not be satisfied in a timely manner; risks associated with the financing of the Combination; the occurrence of any event change or other circumstance that could give rise to a material change in the share purchase agreement; potential adverse effects on Quaker Chemical’s business, properties or operations caused by the implementation of the Combination; Quaker Chemical’s ability to promptly, efficiently and effectively integrate the operations of Houghton and Quaker Chemical; risks related to each company’s distraction from ongoing business operations due to the Combination; and, the outcome of any legal proceedings that may be instituted against the companies related to the Combination. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2018 as well as the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the SEC. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward- looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Speakers Michael F. Barry Chairman of the Board, Chief Executive Officer & President Mary Dean Hall Vice President, Chief Financial Officer & Treasurer Robert T. Traub Vice President, General Counsel & Corporate Secretary Chart #1

Fourth Quarter and Full Year 2018 Headlines ▪ Volume growth of 2% in the quarter and 3% for the full year drives net sales growth in both periods despite recent foreign exchange headwinds and overall market challenges ▪ Net income of $7.8 million or $0.58 per diluted share in the fourth quarter and $59.5 million or $4.45 per diluted share for the full year ▪ Non - GAAP earnings per diluted share in the fourth quarter of $1.51 drives a 21% increase in full year non - GAAP earnings per diluted share to $6.04 ▪ Adjusted EBITDA of $29.6 million in the fourth quarter leads to a 9% increase in full year adjusted EBITDA of $125.6 million Chart #2

Chairman Comments ▪ Fourth Quarter 2018 • Solid operating performance coupled with a lower effective tax rate drives non - GAAP earnings per diluted share growth of 19% compared to Q4’17 • Net sales of $211.5 million up slightly versus prior year on higher volumes and increases from selling price and product mix offset by a negative impact from foreign exchange • Continued market share gains drive volume growth despite relatively flat growth in the global industrial markets (“base markets”) we serve • Gross margin increase compared to Q4’17, but down sequentially due to higher costs largely related to manufacturing which we do not expect to repeat in the same magnitude ▪ 2019 Outlook • For the first quarter of 2019, we expect foreign exchange headwinds and some challenges in our base markets, especially China and EMEA automotive • Expect gross margins will be in the 36% range in the first quarter of 2019 • Expect full year adjusted EBITDA growth for Quaker despite these market headwinds • With respect to the Houghton combination, we estimate that the FTC’s final approval and closing of the combination will occur within the next few months Chart #3 “ Overall , I continue to be confident in Quaker’s future and I remain excited for the future benefits we will achieve through our upcoming combination with Houghton. ” – Michael F. Barry

▪ Q4’18 Non - GAAP EPS of $1.51 which increased 19% compared to Q4’17, drives a 21% increase in FY’18 Non - GAAP EPS to $6.04 compared to FY’17 on strong operating performance and lower effective tax rate ▪ Net sales increases in Q4‘18 and FY‘18 driven by volume growth of 2% and 3%, respectively, as well as selling price and product mix increases of 1% and 2%, respectively; foreign currency translation had a negative impact of 3% in Q4’18, but a slight positive impact of less than 1% for FY‘18 ▪ Gross profit increased $0.8 million in Q4‘18 and $20.8 million in FY’18 due to higher net sales combined with higher gross margin of 35.4% compared to 35.1% quarter - over - quarter and 36.0% compared to 35.5% year - over - year; higher gross margins were pr imarily driven by pricing initiatives and product mix which more than offset an increase in raw material costs ▪ SG&A increased $0.4 million in Q4’18 and $9.1 million in FY’18 due to the impact of higher labor - related costs, primarily from annual merit increases and incentive - based compensation ▪ Total Houghton combination - related costs (including interest) were lower at $5.1 million and $19.5 million in Q4‘18 and FY‘18, respectively, compared to $7.7 million and $30.8 million in Q4‘17 and FY‘17, respectively ▪ Q4’18 adjusted EBITDA of $29.6 million leads to a 9% increase in full year adjusted EBITDA to $125.6 million ▪ ETR of 59.8% in Q4’18 and 30.1% in FY’18 compared to 163.0% in Q4’17 and 68.7% in FY’17 include the impact of certain non - deductible Houghton expenses and the impact of U.S. Tax Reform. Excluding these, ETR would have been approximately 17% in Q4’18 and 22% in FY’18 compared to 29% in Q4‘17 and 27% in FY’17 ▪ Q4’18 net operating cash flow of $27.9 million increased year - to - date net operating cash flow to $78.8 million, an increase of 22% compared to $64.8 million in the prior year Financial Highlights Fourth Quarter and Full Year 2018 Chart #4

Chart #5 Financial Snapshot ($ in Millions unless otherwise noted) Q4 2018 Q4 2017 YTD 2018 YTD 2017 Net Sales 211.5 211.1 867.5 820.1 Gross Profit 74.8 74.0 312.3 291.5 Gross Margin (%) 35.4% 35.1% 36.0% 35.5% SG&A 50.5 50.1 207.9 198.8 Combination-Related Expenses 4.3 6.9 16.7 29.9 Operating Income 20.1 17.1 87.8 62.7 Operating Margin (%) 9.5% 8.1% 10.1% 7.7% Net Income (Loss) Attributable to Quaker Chemical Corporation 7.8 (9.8) 59.5 20.3 GAAP Earnings (Loss) Per Diluted Share 0.58 (0.73) 4.45 1.52 Non-GAAP Earnings Per Diluted Share 1.51 1.27 6.04 5.01 Adjusted EBITDA 29.6 29.6 125.6 115.2 Adjusted EBITDA Margin (%) 14.0% 14.0% 14.5% 14.1% Net Cash (Debt) 67.5 23.1 --- --- Net Operating Cash Flow 27.9 24.0 78.8 64.8 Effective Tax Rate (%) 59.8% 163.0% 30.1% 68.7%

Chart #6 Continued market share gains drive full year volume growth Product Volume by Quarter and Year in Thousands of Kilograms 100,000 140,000 180,000 220,000 260,000 300,000 30,000 40,000 50,000 60,000 70,000 80,000 Full Year Volume Quarter Volume Quarter Volume Full Year Volume

28.1% 35.0% 35.6% 32.7% 33.8% 35.9% 35.8% 37.7% 37.5% 35.5% 36.0% 25.0% 28.0% 31.0% 34.0% 37.0% 40.0% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Gross Margin Percentage 35.1% 35.6% 36.5% 36.5% 35.4% 33.0% 34.0% 35.0% 36.0% 37.0% 38.0% Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Gross Margin Percentage Chart #7 Gross margin improvement compared to the prior year primarily due to the benefit of pricing initiatives; down sequentially from Q3‘18 on higher costs largely related to manufacturing Gross Margin Percentage Trends

$40.1 $44.2 $66.8 $73.0 $80.9 $89.6 $99.8 $101.6 $106.6 $115.2 $125.6 6.9% 9.8% 12.3% 10.7% 11.4% 12.3% 13.0% 13.8% 14.3% 14.1% 14.5% 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Adjusted EBITDA ($ Mils.) Adjusted EBITDA Margin (%) FY 2008 – FY 2018 CAGR: 12.1% +760 Margin bps Strong operating earnings drives record full year adjusted EBITDA Adjusted EBITDA Baseline Historical Performance Chart #8

-$110 -$90 -$70 -$50 -$30 -$10 $10 $30 $50 $70 $90 $110 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 $ Millions Cash ST/LT Debt Net Cash (Debt) Chart #9 Continued solid cash flow generation and strong balance sheet Balance Sheet Cash and Debt

APPENDIX

Chart #10 Non - GAAP EPS Reconciliation Q4 2018 Q4 2017 YTD 2018 YTD 2017 GAAP earnings (loss) per diluted share 0.58$ (0.73)$ 4.45$ 1.52$ Equity loss (income) in a captive insurance company per diluted share 0.01 (0.08) (0.07) (0.19) Houghton combination-related expenses per diluted share 0.32 0.43 1.21 1.90 U.S. Tax Reform charges, net, per diluted share 0.61 1.67 0.43 1.67 U.S. pension plan settlement charge per diluted share - - - 0.09 Cost streamlining initiative per diluted share - - - 0.01 Loss on disposal of held-for-sale asset per diluted share - 0.01 - 0.01 Insurance insolvency recovery per diluted share (0.01) (0.03) (0.01) (0.03) Gain on liquidation of an inactive legal entity per diluted share - - (0.03) - Currency conversion impacts of hyper-inflationary economies, net, per diluted share 0.00 0.00 0.06 0.03 Non-GAAP earnings per diluted share 1.51$ 1.27$ 6.04$ 5.01$

Chart #11 Adjusted EBITDA Reconciliati on ($ in Thousands unless otherwise noted) Q4 2018 Q4 2017 YTD 2018 YTD 2017 Net income (loss) attributable to Quaker Chemical Corporation 7,805$ (9,762)$ 59,473$ 20,278$ Depreciation and amortization 4,803 5,012 19,714 19,966 Interest expense 1,354 1,664 6,158 3,892 Taxes on income before equity in net income of associated companies 11,496 27,424 25,050 41,653 Equity loss (income) in a captive insurance company 117 (1,120) (966) (2,547) Houghton combination-related expenses 4,257 6,850 16,051 29,938 U.S. pension plan settlement charge - - - 1,860 Cost streamlining initiative - - - 286 Loss on disposal of held-for-sale asset - 125 - 125 Insurance insolvency recovery (90) (600) (90) (600) Gain on liquidation of an inactive legal entity - - (446) - Currency conversion impacts of hyper-inflationary economies, net (101) 13 664 388 Adjusted EBITDA 29,641$ 29,606$ 125,608$ 115,239$ Adjusted EBITDA Margin (%) 14.0% 14.0% 14.5% 14.1%

Adjusted EBITDA Reconciliation

Quaker
It's what's inside that counts.

($ in Thousands unless otherwise noted)	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Net income	$ 9,833	$ 16,058	$ 32,120	$ 45,892	$ 47,405	$ 56,339	$ 56,492	$ 51,180	$ 61,403	$ 20,278	$ 59,473
Depreciation	10,879	9,525	9,867	11,455	12,252	12,339	12,306	12,395	12,557	12,598	12,373
Amortization	1,177	1,078	988	2,338	3,106	3,445	4,325	6,811	7,009	7,368	7,341
Interest expense	5,509	5,533	5,225	4,666	4,283	2,922	2,371	2,585	2,889	3,892	6,158
Taxes on income before equity in net income of associated companies	4,977	7,065	12,616	14,256	15,575	20,489	23,539	17,785	23,226	41,653	25,050
Equity loss (income) in a captive insurance company	1,299	162	(313)	(2,323)	(1,812)	(5,451)	(2,412)	(2,078)	(1,688)	(2,547)	(966)
Non-cash gain from the purchase of an equity affiliate	-	-	-	(2,718)	-	-	-	-	-	-	-
Equity affiliate out of period charge	-	-	564	-	-	-	-	-	-	-	-
Restructuring expense (credit)	2,916	2,289	-	-	-	-	-	6,790	(439)	-	-
Executive transition costs	3,505	2,443	1,317	-	609	-	-	-	-	-	-
Houghton combination-related expenses	-	-	-	-	-	-	-	-	1,531	29,938	16,051
Verkol transaction-related expenses	-	-	-	-	-	-	-	2,813	-	-	-
U.K. pension plan amendment	-	-	-	-	-	-	902	-	-	-	-
Customer bankruptcy costs	-	-	-	-	1,254	-	825	328	-	-	-
U.S. pension plan settlement charge	-	-	-	-	-	-	-	-	-	1,860	-
Cost streamlining initiatives	-	-	-	-	-	1,419	1,166	173	-	286	-
Loss on disposal of held-for-sale asset	-	-	-	-	-	-	-	-	-	125	-
Insurance insolvency recovery	-	-	-	-	-	-	-	-	-	(600)	(90)
Non-income tax contingency charge	-	-	4,132	-	-	796	-	-	-	-	-
Change in acquisition-related earnout liability	-	-	-	(595)	(1,737)	(497)	-	-	-	-	-
Mineral oil excise tax refund	-	-	-	-	-	(2,540)	-	-	-	-	-
Gain on liquidation of an inactive legal entity	-	-	-	-	-	-	-	-	-	-	(446)
Currency conversion impacts of hyper-inflationary economies	-	-	322	-	-	357	321	2,806	88	388	664
Adjusted EBITDA	$ 40,095	$ 44,153	$ 66,838	$ 72,971	$ 80,935	$ 89,618	$ 99,835	$ 101,588	$ 106,576	$ 115,239	$ 125,608
Adjusted EBITDA Margin (%)	6.9%	9.8%	12.3%	10.7%	11.4%	12.3%	13.0%	13.8%	14.3%	14.1%	14.5%

Chart #12

Chart #13 Segment Performance Q4 2018 Q4 2017 FY 2018 FY 2017 Net sales North America 92,553$ 88,476$ 383,471$ 356,598$ EMEA 55,878 59,034 233,597 226,243 Asia/Pacific 54,275 53,934 214,157 201,008 South America 8,775 9,628 36,295 36,233 Total net sales 211,481$ 211,072$ 867,520$ 820,082$ Q4 2018 Q4 2017 FY 2018 FY 2017 Operating earnings, excluding indirect operating expenses North America 20,116$ 18,548$ 88,276$ 77,694$ EMEA 8,004 9,025 35,970 35,350 Asia/Pacific 14,532 12,324 56,056 48,342 South America 918 1,101 3,881 3,927 Total operating earnings, excluding indirect operating expenses 43,570 40,998 184,183 165,313 Non-operating charges (17,402) (15,167) (72,223) (65,142) Combination-related expenses (4,257) (6,850) (16,661) (29,938) Depreciation of corporate assets and amortization (1,843) (1,907) (7,518) (7,489) Operating Income 20,068 17,074 87,781 62,744